Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-120292 of Noven Pharmaceuticals, Inc. on Form S-8, in Registration Statement No. 333-64081 of Noven Pharmaceuticals, Inc. on Form S-8, in Registration Statement No. 333-56293 of Noven Pharmaceuticals, Inc. on Form S-3 and in Registration Statement No. 333-90835 of Noven Pharmaceuticals, Inc. on Form S-8 of our reports dated March 15, 2005 relating to the financial statements of Noven Pharmaceuticals, Inc. and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Noven Pharmaceuticals, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida
March 16, 2005